Exhibit 99
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES JUNE 30, 2009 RESULTS
NOTABLE ITEMS INCLUDE:
•	LOANS TOTAL $657.6 MILLION, A 5.3% INCREASE FOR THE QUARTER

•	STOCKHOLDERS’ EQUITY INCREASES TO $390 MILLION, OR 21% OF TOTAL ASSETS

•	NORTHFIELD BANK’S CORE CAPITAL OF 15.5% AND TIER 1 RISK-BASED CAPITAL OF 30.1% ARE WELL IN EXCESS OF REGULATORY “WELL-CAPITALIZED” LEVELS

•	NET INCOME OF $2.1 MILLION ($0.05 PER SHARE) FOR THE QUARTER AND $4.9 MILLION ($0.11 PER SHARE) FOR THE SIX MONTHS

•	FDIC INSURANCE PREMIUMS TOTAL $1.1 MILLION (INCLUDING SPECIAL ASSESSMENT OF $770 THOUSAND) FOR THE QUARTER AS COMPARED TO $30 THOUSAND IN PRIOR YEAR

•	ALLOWANCE FOR LOAN LOSSES INCREASES TO $12.1 MILLION, AS NONPERFORMING LOANS INCREASE TO $31.0 MILLION, OR 4.71% OF TOTAL LOANS

•	FOURTH CASH DIVIDEND OF $0.04 PER COMMON SHARE DECLARED
Avenel, New Jersey, July 29, 2009....Northfield Bancorp, Inc. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported net income of $2.1 million for the quarter ended June 30, 2009, compared to $3.6 million for the quarter ended June 30, 2008. Basic and diluted earnings per common share for the quarters ended June 30, 2009 and 2008, were $0.05 and $0.08, respectively. Net income for the six months ended June 30, 2009, was $4.9 million, compared to $9.2 million for the six months ended June 30, 2008. Basic and diluted earnings per common share for the six months ended June 30, 2009 and 2008, were $0.11 and $0.21, respectively. Net income for the six months ended June 30, 2008, included a $2.5 million, nontaxable, death benefit realized on bank owned life insurance. Excluding the realized gain on the death benefit from bank owned life insurance of $0.06 per share, basic and diluted earnings per common share for the six months ended June 30, 2008, were $0.15 per common share.
Commenting on the second quarter results, John W. Alexander, the Company’s Chairman and Chief Executive Officer noted, “We continue to report solid earnings in a very difficult economic environment and remain focused on credit quality. We are prudently evaluating and recognizing our credit risks, and proactively working with our borrowers to maximize the recovery of our investments while we assist them through this difficult time.
Mr. Alexander continued, “While we are unsure if the economy will weaken further, or when it will recover, we believe our strong capital and reserves will allow us to continue to invest in our customers and communities while building long-term value for our shareholders.” In that regard, Mr. Alexander added, “I’m pleased to announce the declaration of our fourth quarterly cash dividend in the amount of $0.04 per common share, payable on August 26, 2009, to stockholders of record as of August 12, 2009.”
Financial Condition
Total assets increased to $1.9 billion at June 30, 2009, from $1.8 billion at December 31, 2008. The increase was primarily attributable to increases in loans held for investment, net of $67.6 million, and securities of $84.5 million. Loans held for investment, net totaled $657.6 million at June 30, 2009, as compared to $590.0 million at December 31, 2008. The increase was primarily in multi-family real estate loans which increased $41.4 million, or 38.17%, to $150.0 million, from $108.5 million at December 31, 2008. Loans held for investment, net also increased due to an increase in commercial real estate loans of $28.1 million, or 9.71%, to $317.2 million, as well as an increase in commercial loans of $12.7 million, or

115.01%, to $23.7 million. These increases were partially offset by decreases in residential, home equity, and land & construction loans.
The Company’s securities portfolio totaled $1.1 billion at June 30, 2009, as compared to $974.6 million at December 31, 2008, of which $754.9 were residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae. At June 30, 2009, the Company also held residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” These private label securities had an amortized cost of $202.3 million, and an estimated fair value of $196.2 million, at June 30, 2009. At June 30, 2009, the private label securities portfolio was in a net unrealized loss position of $6.1 million, consisting of gross unrealized losses of $8.0 million, and gross unrealized gains of $1.9 million.
All but two of the private label securities were rated AAA at June 30, 2009. Of the two securities, one with an estimated fair value of $5.8 million was rated BBB+ and the second, with an estimated fair value of $5.4 million, was rated CCC. The Company continues to receive principal and interest payments in accordance with the contractual terms on both securities. Management has evaluated, among other things, delinquency status, estimated prepayment speeds and the estimated default rates and loss severity in liquidating the underlying collateral for each of these two securities and believes that such losses are temporary at June 30, 2009.
The Company has no investment in Fannie Mae or Freddie Mac common or preferred stock, or in any trust preferred securities. At June 30, 2009, the Company had an investment of $9.8 million in common stock of the Federal Home Loan Bank of New York (FHLB). As a member of the FHLB, the Bank is required to hold shares of capital stock as a condition of membership and engaging in certain borrowing transactions.
Nonperforming loans totaled $31.0 million (4.71% of total loans) at June 30, 2009, $24.1 million (3.86% of total loans) at March 31, 2009, and $9.6 million, (1.63% of total loans) at December 31, 2008. Also shown for the same dates are troubled debt restructurings on which interest is accruing.

(in thousands)	June 30, 2009	March 31, 2009	December 31, 2008
Non-accruing loans	$16,016	13,166	8,552
Non-accruing loans subject to restructuring agreements	11,494	9,650	950

Total non-accruing loans	27,510	22,816	9,502
Loans 90 days or more past maturity and still accruing	3,483	1,281	137

Total non-performing loans	30,993	24,097	9,639
Other real estate owned	993	1,071	1,071

Total non-performing assets	$31,986	25,168	10,710

Loans subject to restructuring agreements and still accruing	$6,838	2,414	—
Total non-accruing loans consist of the following categories at June 30, 2009: $15.1 million in commercial real estate loans, $6.7 million in construction and land loans, $2.0 million in commercial and industrial loans, $1.9 million in one- to four-family real estate loans, $1.7 million in multifamily real estate loans, and $98,000 in home equity and lines of credit.
Non-accruing loans subject to restructuring agreements increased to $11.5 million at June 30, 2009. These related primarily to loans that were accruing but were demonstrating weaknesses that management believed warranted formal restructurings, with the objective of maximizing the ultimate collectability of the loans. Based on a borrower’s payment performance prior to the restructuring and various other uncertainties, including changes in the current economic environment, management deemed it appropriate to place certain of these loans on a non-accrual status, and recognize interest income on a cash basis, as appropriate, until the borrowers demonstrate sustained performance under the restructured terms. In addition, loans 90 days or more past maturity and still accruing interest increased to $3.5 million. These loans are current as to the original contractual interest payment terms, are considered well secured, and are currently in the process of either being refinanced with a third party or renewed by us.

Total liabilities increased to $1.5 billion at June 30, 2009, from $1.4 billion at December 31, 2008. The increase was primarily attributable to increases in deposits of $85.7 million and borrowed funds of $13.4 million. The increase in deposits in 2009 was primarily due to an increase of $53.9 million in money market account balances and $25.6 million in certificates of deposits. Deposits also increased for 2009 as a result of an increase of $20.6 million in transaction accounts. These deposit increases were partially offset by a $14.4 million decrease in passbook and statement savings accounts.
Total stockholders’ equity increased to $390.2 million at June 30, 2009, from $386.6 million at December 31, 2008. The increase was primarily attributable to net income of $4.9 million for the first six months of 2009, and an increase in other comprehensive income of $6.7 million, related primarily to a decrease in market interest rates that resulted in an increase in the estimated fair values of our securities available for sale. These increases were partially offset by $8.1 million in stock repurchases and dividends of approximately $1.5 million for the six months ended June 30, 2009. In February 2009, the Company’s Board of Directors authorized a stock repurchase program pursuant to which the Company may repurchase up to 2,240,153 shares of its outstanding shares. The Company is conducting such repurchases in accordance with a Rule 10b5-1 trading plan, and through June 30, 2009, has purchased 772,350 shares of common stock, at an average cost of $10.50 per share.
Northfield Bank’s Tier 1 (core) capital ratio was approximately 15.5%, at June 30, 2009. The Bank’s Tier 1 risk-based capital ratio was approximately 30.1% at the same date. These ratios continue to significantly exceed the required regulatory capital necessary to be considered “well capitalized” under federal capital regulations.
Results of Operations
Net income for the quarter and six months ended June 30, 2009, was $2.1 million and $4.9 million, as compared to $3.6 million, and $9.2 million, respectively for the comparable prior year periods. Net income for the six months ended June 30, 2008, included a $2.5 million, nontaxable, death benefit realized on bank owned life insurance in the first quarter of 2008.
The decrease in net income for the quarter ended June 30, 2009, as compared to the quarter ended June 30, 2008, was due primarily to an increase in the provision for loan losses of $1.9 million, from $1.2 million for the quarter ended June 30, 2008, to $3.1 million for the quarter ended June 30, 2009. The decrease in net income for the six months ended June 30, 2009, was due primarily to a $2.5 million, nontaxable, death benefit realized on bank owned life insurance in the first quarter of 2008, and an increase in the provision for loan losses of $2.9 million, from $1.8 million for six months ended June 30, 2008 to $4.7 million for the six months ended June 30, 2009. The increases in the provision for loan losses in the current year were due primarily to an increase in total loans outstanding, an increase in non-performing loans, impairment losses on specific loans, including non-performing loans, as well as increases in general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio in recognition of the current economic environment and real estate market.
Net income for the quarter and six months ended June 30, 2009, also was negatively affected by an increase in non-interest expense of $3.1 million and $4.9 million, respectively. FDIC deposit insurance expense increased $1.1 million and $1.5 million, for the quarter and six months ended June 30, 2009, respectively, of which approximately $770,000 related to the FDIC’s special assessment. Non-interest expense also increased in 2009 due to an increase in expense of $0.8 million and $1.4 million for the quarter and six months ended June 30, 2009, respectively related to equity awards. Non-interest expense also increased in 2009 related primarily to higher levels of professional fees associated with loan restructurings and collection efforts, increases in personnel, and higher premises and equipment costs associated with additional back office operation leaseholds, branch improvements, and leaseholds on future branch locations.
Net interest income was $13.8 million and $26.6 million for the quarter and six months ended June 30, 2009, respectively, as compared to $11.5 million and $22.1 million, respectively, for the comparable prior year periods. The increase in net interest income for the quarter ended June 30, 2009, as compared to the comparable prior year quarter was primarily due to an increase in total average interest-earning assets of $266.5 million, or 18.33%. Net interest margin for the quarter ended June 30, 2009, was 3.23%, an increase of 16 basis points over the linked-quarter net interest margin of 3.07%, and an increase of four basis points from the quarter ended June 30, 2008. The net interest margin was negatively affected by an 11 basis point decrease in the rate earned on interest-earning assets, from 5.01% for the quarter ended June

30, 2008, to 4.90% for the quarter ended June 30, 2009, which was more than offset by a decrease in the cost of funding interest-bearing assets. The increase in net interest income for the six months ended June 30, 2009, as compared to the comparable prior year period was primarily due to an increase in total average interest-earning assets of $287.0 million, or 20.28%. Net interest margin for the six months ended June 30, 2009, and 2008 was 3.15%.
The Company recorded income tax expense of $1.1 million and $2.6 million for the quarter and six months ended June 30, 2009, respectively. The effective tax rate for the quarter ended June 30, 2009, was 33.71%, as compared to 36.05% for the quarter ended June 30, 2008. The decrease in the effective tax rate was the result of a lower level of taxable income in 2009 as compared to 2008. The effective tax rate for the six months ended June 30, 2009, was 35.28%, as compared to 29.36% for the six months ended June 30, 2008. The increase in the effective tax rate was the result of a higher percentage of pre-tax income being subject to taxation in 2009, as compared to 2008. Income on bank owned life insurance in 2008 included a $2.5 million, nontaxable, death benefit.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	June 30, 2009	December 31, 2008
Selected Financial Condition Data:
Total assets	$1,878,696	$1,757,761
Cash and cash equivalents	77,118	50,128
Certificates of deposit (fully insured by the FDIC)	—	53,653
Securities available for sale, at estimated fair value	1,044,024	957,585
Securities held to maturity	12,101	14,479
Loans held for investment, net	657,578	589,984
Allowance for loan losses	(12,073)	(8,778)
Net loans held for investment	645,505	581,206
Bank owned life insurance	42,872	42,001
Non-performing loans(1)	30,993	9,639
Other real estate owned	993	1,071
Federal Home Loan Bank of New York stock, at cost	9,841	9,410

Borrowed funds	345,506	332,084
Deposits	1,110,154	1,024,439
Total liabilities	1,488,483	1,371,183
Total stockholders’ equity	390,213	386,578

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Selected Operating Data:
Interest income	$21,013	$18,097	$41,495	$35,412
Interest expense	7,176	6,550	14,897	13,274

Net interest income before provision for loan losses	13,837	11,547	26,598	22,138
Provision for loan losses	3,099	1,240	4,743	1,838

Net interest income after provision for loan losses	10,738	10,307	21,855	20,300
Non-interest income	1,524	1,207	2,493	4,606
Non-interest expense	9,061	5,939	16,843	11,925

Income before income tax expense	3,201	5,575	7,505	12,981
Income tax expense	1,079	2,010	2,648	3,811

Net income	$2,122	$3,565	$4,857	$9,170

Basic and diluted earnings per share (2) (5)	$0.05	$0.08	$0.11	$0.21

	At or For the Three				At or For the Six
	Months Ended				Months Ended
	June 30,				June 30,
	(annualized)				(annualized)
	2009		2008		2009		2008
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)	0.47%		0.93%		0.55%		1.23%
Return on equity (ratio of net income to average equity)	2.18		3.83		2.52		4.93
Average equity to average total assets	21.55		24.40		21.70		24.97
Interest rate spread	2.70		2.49		2.59		2.39
Net interest margin	3.23		3.19		3.15		3.15
Efficiency ratio(4)	58.99		46.57		57.90		44.59
Non-interest expense to average total assets	2.00		1.56		1.89		1.61
Average interest-earning assets to average interest-bearing liabilities	131.74		139.28		131.77		140.15
Asset Quality Ratios:
Non-performing assets to total assets	1.70		0.66		1.70		0.66
Non-performing loans to total loans held for investment, net	4.71		2.03		4.71		2.03
Allowance for loan losses to non-performing loans	38.95		71.13		38.95		71.13
Allowance for loan losses to total loans	1.84		1.44		1.84		1.44
Annualized net charge-offs to total average loans	0.54		0.01		0.47		0.00
Provision for loan losses as a percentage of net charge-offs	3.63	x	112.7	x	3.28	x	167.1	x

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 42,625,593 and 43,126,414 average shares outstanding for the three months ended June 30, 2009, and June 30, 2008, respectively. Basic net income per common share is calculated based on 42,856,503 and 43,119,145 average shares outstanding for the six months ended June 30, 2009, and June 30, 2008, respectively. Diluted earnings per share for the three months and six months ended June 30, 2009, is calculated based on 42,719,665 and 42,911,078 average shares outstanding, respectively. There were no dilutive shares for the three and six months ended June 30, 2008.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Six months ended June 30, 2008 amounts include a $2.5 million, nontaxable, death benefit realized on bank owned life insurance.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended June 30,
	2009			2008
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)
Interest-earning assets:
Loans	$639,852	$9,253	5.80%	$468,535	$7,397	6.35%
Mortgage-backed securities	913,595	10,924	4.80	838,466	9,346	4.48
Other securities	67,328	522	3.11	28,751	226	3.16
Federal Home Loan Bank of New York stock	8,046	107	5.33	12,598	204	6.51
Interest-earning deposits in financial institutions	91,442	207	0.91	105,443	924	3.52

Total interest-earning assets	1,720,263	21,013	4.90	1,453,793	18,097	5.01
Non-interest-earning assets	94,215	.		82,224	.

Total assets	$1,814,478			$1,536,017

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$552,512	1,468	1.07	$419,328	1,242	1.19
Certificates of deposit	460,785	3,118	2.71	371,753	3,189	3.45

Total interest-bearing deposits	1,013,297	4,586	1.82	791,081	4,431	2.25
Borrowed funds	292,464	2,590	3.55	252,744	2,119	3.37

Total interest-bearing liabilities	1,305,761	7,176	2.20	1,043,825	6,550	2.52
Non-interest bearing deposit accounts	99,388			104,531
Accrued expenses and other liabilities	18,300			12,879

Total liabilities	1,423,449			1,161,235
Stockholders’ equity	391,029			374,782

Total liabilities and stockholders’ equity	$1,814,478			$1,536,017

Net interest income		$13,837			$11,547

Net interest rate spread (2)			2.70			2.49
Net interest-earning assets (3)	$414,502			$409,968

Net interest margin (4)			3.23			3.19
Average interest-earning assets to interest-bearing liabilities			131.74			139.28

(1)	Average yields and rates for the quarter ended June 30, 2009 and 2008, are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Six Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$620,655	$17,824	5.79%	$450,850	$14,386	6.42%
Mortgage-backed securities	928,689	22,038	4.79	799,242	17,771	4.47
Other securities	49,733	804	3.26	43,396	936	4.34
Federal Home Loan Bank of New York stock	7,982	187	4.72	11,561	335	5.83
Interest-earning deposits in financial institutions	94,817	642	1.37	109,790	1,984	3.63

Total interest-earning assets	1,701,876	41,495	4.92	1,414,839	35,412	5.03
Non-interest-earning assets	90,538			83,519

Total assets	$1,792,414			$1,498,358

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$538,278	3,104	1.16	$396,449	2,145	1.09
Certificates of deposit	454,806	6,439	2.86	382,007	7,071	3.72

Total interest-bearing deposits	993,084	9,543	1.94	778,456	9,216	2.38
Borrowed funds	298,455	5,354	3.62	231,033	4,058	3.53

Total interest-bearing liabilities	1,291,539	14,897	2.33	1,009,489	13,274	2.64
Non-interest bearing deposit accounts	96,801			99,446
Accrued expenses and other liabilities	15,076			15,348

Total liabilities	1,403,416			1,124,283
Stockholders’ equity	388,998			374,075

Total liabilities and stockholders’ equity	$1,792,414			$1,498,358

Net interest income		$26,598			$22,138

Net interest rate spread (2)			2.59			2.39
Net interest-earning assets (3)	$410,337			$405,350

Net interest margin (4)			3.15			3.15
Average interest-earning assets to interest-bearing liabilities			131.77			140.15

(1)	Average yields and rates for the six months ended June 30, 2009 and 2008, are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
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